EXHIBIT 11

                          GRACO INC. AND SUBSIDIARIES

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                  (Unaudited)

                                                Thirteen Weeks Ended
                                           -------------------------------
                                           Mar. 30, 2001     Mar. 31, 2000
                                           -------------     -------------
                                       (in thousands except per share amounts)

Net earnings applicable to common
    shareholders for basic and
    diluted earnings per share                   $13,120           $14,975


Weighted average shares outstanding
    for basic earnings per share                  30,561            30,590

Dilutive effect of stock options
    computed using the treasury stock
    method and the average market price              568               479


Weighted average shares outstanding
    for diluted earnings per share                31,129            31,068

Basic earnings per share                         $  0.43           $  0.49

Diluted earnings per share                       $  0.42           $  0.48